Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

INVESTORS:	MEDIA:
Renovis, Inc.	Euro RSCG Life NRP
John C. Doyle	Emily Poe
(650) 266-1407	(212) 845-4266
doyle@renovis.com	emily.poe@euroscg.com

RENOVIS REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

Company Announces Additions to Management Team

South San Francisco, California – July 29, 2004 — Renovis, Inc. (Nasdaq: RNVS) today announced financial results for the quarter ended June 30, 2004.

Revenue for the quarter and six-months ended June 30, 2004 was $656,000 and $1.3 million, respectively, compared to $0 and $4.5 million for the corresponding periods in 2003. The revenue in 2004 resulted from a collaboration agreement with Genentech, which was signed at the end of 2003, while the revenue in 2003 resulted from milestone payments received from AstraZeneca plc in connection with the advancement of Cerovive® (NXY-059) into Phase III clinical trials.

Research and development expenses for the second quarter and six-month period ended June 30, 2004 were $7.2 million, and $13.6 million, respectively, compared to $4.2 million and $7.3 million during the same periods in 2003. The increase in research and development expenses during both periods reflects expanded investments in preclinical and clinical development activities. During the first six months of 2004, we conducted multiple clinical studies with REN-1654 in neuropathic pain and REN-213 in acute post-operative pain, compared with none in the first six months of 2003. We also made additional investments in expanding research facilities, hiring additional personnel and purchasing laboratory supplies and related materials to support our preclinical programs in the areas of pain, neuroprotection, and neurodegenerative diseases.

General and administrative expenses for the second quarter and six-month periods ended June 30, 2004 were $2.3 million and $4.2 million, respectively, compared to $1.6 million and $3.2 million during the same periods in 2003. The increases were primarily the result of the hiring of additional administrative resources to support the continued growth in our clinical and preclinical activities, and to accommodate increased reporting and regulatory requirements associated with operating as a public company following our initial public offering in February 2004. Intellectual property expenses also increased, as we continued to seek patent protection for the discoveries made in our preclinical drug development programs.

Net loss for the second quarter was $9.8 million in 2004 compared to $23.4 million for the same period last year. Basic and diluted net loss per share in the second quarter was $0.41 compared with $26.26 in the second quarter of 2003. Pro forma basic and diluted net loss per share in the second quarter was $0.41 in 2004 compared to $2.94 for the same period last year. Net loss for the six months ended June 30, 2004 was $18.5 million compared to $23.8 million for the corresponding period in 2003. Basic and diluted net loss per share for the six months ended June 30, 2004 was $0.97 compared to $28.13 for the same period in 2003. Pro forma basic and diluted net loss per share for the six months ended June 30, 2004 was $0.82 in 2004 compared to $3.22 for the same period in 2003. Net loss for the quarter and six months ended June 30, 2003 included a one-time, non-cash charge of $17.3 million for the write-off of acquired in-process research and development related to an asset acquisition.

At June 30, 2004, Renovis had $103.1 million in cash, cash equivalents and short-term investments.

Second Quarter Update

•	Last quarter we reported that interim clinical data from a Phase II open-label study of REN-213, our IV drug candidate for acute post-operative pain, indicated that REN-213 was not effective for treating acute post-operative pain in patients who received high-dose opiate analgesics during inpatient surgery. Following a thorough review of these data, we initiated a comprehensive analysis of the commercial opportunity for REN-213 in treating acute pain following a variety of outpatient procedures that do not involve administration of high dose opiate-analgesics during surgery to control pain. Based on the results of this review, which included physician interviews and a detailed analysis of available market data, we have concluded that without the opportunity for use following inpatient surgeries, the IV formulation of REN-213 presents a limited commercial opportunity that does not justify further investment. Accordingly, we no longer intend to pursue commercialization of REN-213.

The ongoing clinical program for REN-213 involves two studies in patients with pain following outpatient dental procedures as well as planned open-label studies in patients who suffer acute episodic pain, such as pain associated with osteoarthritis. We intend to complete these studies because the data we obtain will enable us to determine the future development path of REN-214, a nasal formulation of REN-213 that has produced analgesia in investigator initiated, human clinical studies comparable to results seen previously in similar studies involving REN-213. We expect data from the clinical trials with REN-213 to become available in the fourth quarter of 2004. In contrast to the estimated market opportunity for the intravenous drug candidate REN-213, which is now limited to a modest segment of post-surgical settings, our market research data and analysis indicate a potentially significant commercial opportunity for REN-214, the nasal formulation, which includes both acute episodic pain and pain not associated with surgery in outpatient settings. The potential advantages of REN-214 over existing analgesics used for these patients include reduced side-effects, fast onset of pain relief and low abuse potential.

•	We continued to make steady progress in enrolling patients and opening new clinical sites in two Phase II clinical trials of REN-1654, our oral drug candidate for treatment of neuropathic pain. The first of these trials is planned to involve 90 patients with post-herpetic neuralgia (PHN) who developed PHN following an episode of shingles that began no more than 18 months prior to entering the study. Based on enrollment trends observed to date, we expect to complete enrollment in this study during the fourth quarter of 2004 and to report data from the trial in the first quarter of 2005.

•	The second of the Phase II clinical trials with REN-1654 in neuropathic pain is planned to involve 108 sciatica patients who developed leg pain due to lumbosacral radiculopathy no more than 12 weeks prior to enrollment. Although we are making progress in enrolling patients, overall patient enrollment in this trial is occurring at a slower pace than originally anticipated. Accordingly, we do not expect to complete this study in 2004. To increase patient enrollment, we are adding more than ten additional clinical sites, which we believe will enable us to more rapidly identify and enroll appropriate patients.

•	Our most advanced product candidate, Cerovive® (NXY-059), is a neuroprotectant currently in two Phase III clinical trials to determine its effect on disability and neurological recovery in acute ischemic stroke patients. Our exclusive licensee, AstraZeneca plc, commenced the Phase III clinical trials in acute ischemic stroke patients in May 2003. As previously stated, the Independent Data Monitoring Board has plans to review interim data on safety and patient outcomes from the Phase III trials later this year, the result of which will lead to further recommendations during 2004 regarding the continuation and conduct of the Cerovive® (NXY-059) clinical program.

Additions to Management Team

Renovis announced the addition of several new members to its management team. Randall Moreadith, M.D., Ph.D., joins Renovis as Chief Medical Officer. Previously, Dr. Moreadith was co-founder, President and Chief Operating Officer of ThromboGenics Ltd., a company focused on biotherapeutics for the treatment of vascular diseases, including acute ischemic stroke. Dr. Moreadith also previously served as Principal Medical Officer, Quintiles, Inc., and was co-founder of the Cardiovascular Therapeutics Group. He received his M.D. from Duke University, his Ph.D. from Johns Hopkins University and was a Howard Hughes Medical Institute Postdoctoral Fellow in Genetics at Harvard Medical School. His faculty appointments include the University of Texas Southwestern Medical Center where he was an Established Investigator of the American Heart Association.

William K. Schmidt, Ph.D., joins Renovis as Vice President of Clinical Research. Prior to Renovis, Dr. Schmidt served as Vice President, Scientific Affairs at Adolor Corporation where he was a key member of the team leading the clinical development and NDA filing for alvimopan. Dr. Schmidt is president-elect of the Eastern Pain Association and has over 24 years of pharmaceutical industry experience with a special emphasis on the discovery and development of novel analgesic and narcotic antagonist drugs. He received his Ph.D. at University of California, San Francisco, and was a postdoctoral fellow at Boston University School of Medicine, before joining DuPont Pharmaceuticals and later the DuPont Merck Pharmaceutical Company.

Louise Johnson, M.S., joins Renovis as Senior Director of Regulatory Affairs. Prior to joining Renovis, Ms. Johnson was Senior Director of Regulatory Affairs at Pain Therapeutics Inc. and before that spent a number of years working in regulatory affairs at Elan Corporation, where she was involved in a broad array of regulatory filings from Investigational New Drug applications to NDA and MAA filings to ongoing support of marketed drug products.

In addition to the new members of our clinical and regulatory management team, Marlene Perry joins Renovis as Vice President of Human Resources. Prior to Renovis, Ms. Perry served as Vice President of Human Resources at SangStat Medical Corporation, a biotechnology company recently acquired by Genzyme Corporation, where she was instrumental in creating a high-performance work environment that was essential to attracting and retaining highly-skilled employees.

“We are very pleased to announce the addition of these capable and experienced biotechnology professionals to the management team at Renovis. Randall, Bill, and Louise bring extensive clinical development and regulatory expertise at a critical time for Renovis, and Marlene will help us ensure that we continue to attract and retain the very best talent available, which is key to our future success,” said Corey Goodman, President and Chief Executive Officer. “The remainder of 2004 promises to be an exciting time for Renovis, its employees and our shareholders. With these important additions to an already strong team, we are well positioned to achieve our critical objectives in the foreseeable future. In addition, I am pleased to announce that John P. Walker has been appointed Vice Chairman of our board of directors. John has been a valued advisor since joining our board in 2003 and I look forward to working closely with him in the future as I have in the past.”

In accordance with NASDAQ Marketplace Rule 4350, as amended October 12, 2003, Renovis granted employment inducement stock options covering a total of 233,032 shares to newly hired executives Randall Moreadith, William K. Schmidt and Marlene Perry. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350 (i)(1)(A)(iv) with Renovis’ standard stock option terms, including a 10-year term and four year vesting, and were granted in July 2004 at exercise prices equal to the fair market value on the date of grant.

2004 Financial Guidance

Financial projections involve a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial enrollment rates and results, requirements of early stage research programs, and the potential that we may enter into new licensing agreements or strategic collaborations. We have narrowed the range of our financial guidance relating to operating expenses for 2004 below and intend to provide future updates to financial guidance when we release results for each quarter or upon the announcement of material corporate events.

For the year ending December 31, 2004, we presently anticipate:

•	Total contract revenue from existing agreements of approximately $2.6 million; and

•	Total operating expenses, excluding the amortization of stock-based compensation, of $35 million to $40 million.

Conference Call and Webcast Information

Corey S. Goodman, Ph.D., President and CEO, and other members of our senior management team will review second quarter results via webcast and conference call on Thursday, July 29, 2004 at 4:30 p.m. Eastern Standard Time. To access the call by live webcast, please log on to the Investor Relations section of our website at www.renovis.com. A playback of the call and archive of the webcast will be available through August 5, 2004. To access the playback of the call, dial 1-888-286-8010, (in the United States), or 1-617-801-6888 (international), reservation number 46627819.

About Renovis

Renovis is a biopharmaceutical company developing drugs to treat neurological diseases and disorders. We are currently pursuing six distinct programs, including two product candidates in clinical development. Our most advanced product candidate is Cerovive® (NXY-059), an intravenous drug for acute ischemic stroke that is in Phase III clinical trials with our exclusive licensee, AstraZeneca plc. We are independently developing REN-1654, an oral drug for neuropathic pain in Phase II clinical trials. Our research and development programs focus on major medical needs in the areas of pain, trauma and stroke, and neurodegenerative diseases.

For additional information about us, please visit www.renovis.com.

Cerovive® is a registered trademark of AstraZeneca plc. All other product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to: our heavy dependence on the success of Cerovive® (NXY-059), which is still under development; our dependence on our strategic collaboration with AstraZeneca; AstraZeneca’s success in obtaining regulatory approval to market Cerovive® (NXY-059); our ability to successfully develop other product candidates; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the “Risk Factors” section of our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 30, 2004. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

RENOVIS, INC.

Condensed Statements of Operations

(All amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Contract revenue	$656	$—	$1,313	$4,500

Operating expenses:
Research and development	7,168	4,162	13,615	7,338
General and administrative	2,348	1,569	4,184	3,221
Amortization of employee stock-based compensation	1,250	256	2,434	334
Acquired in-process research and development	—	17,305	—	17,305

Total operating expenses	10,766	23,292	20,233	28,198

Loss from operations	(10,110)	(23,292)	(18,920)	(23,698)

Other income (expense)	277	(71)	411	(145)

Net loss	$(9,833)	$(23,363)	$(18,509)	$(23,843)

Basic and diluted net loss per share	$(0.41)	$(26.26)	$(0.97)	$(28.13)

Shares used to compute basic and diluted net loss per share	24,171,673	889,635	18,992,479	847,478

Pro forma basic and diluted net loss per share	$(0.41)	$(2.94)	$(0.82)	$(3.22)

Shares used to compute pro forma basic and diluted net loss per share (1)	24,171,673	7,942,891	22,644,398	7,408,426

(1)	The pro forma basic and diluted loss per share amounts give effect to the automatic conversion of our outstanding convertible preferred stock into common stock as of the original date of issuance of the preferred stock.

RENOVIS, INC.

Condensed Balance Sheets

(in thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)	(1)
Assets:
Cash and cash equivalents	$6,361	$1,752
Short-term investments	96,727	39,685
Prepaids and other current assets	1,260	2,314

Total current assets	104,348	43,751

Property and equipment, net	5,804	5,619
Other long-term assets	2,607	3,181

	$112,759	$52,551

Liabilities and stockholders’ equity (net capital deficiency):
Current liabilities	$8,142	$6,491
Long-term liabilities	3,912	1,346

Convertible preferred stock	—	123,266

Stockholders’ equity (net capital deficiency)	100,705	(78,552)

	$112,759	$52,551

(1)	Derived from audited financial statements at that date.